EXHIBIT 23.1

        CONSENT OF MITCHELL & TITUS, LLP, INDEPENDENT AUDITORS

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors of
DME Interactive Holdings, Inc. and Subsidiaries

We consent to the inclusion on form 10-KSB of our report dated May 17, 2001, with respect to the consolidated balance sheets of DME Interactive Holdings, Inc. and Subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for the years ended December, 2000 and 1999, which report appears in the report on form 10-KSB of DME Interactive Holdings, Inc. and Subsidiaries, filed with the Securities and Exchange Commission on May 20, 2001.



/s/ MITCHELL & TITUS, LLP
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Mitchell & Titus, LLP


New York, New York
May 17, 2001